FOR IMMEDIATE RELEASE
                    TREDEGAR ANNOUNCES SELF-TENDER OFFER
     RICHMOND, Va., Aug. 29, 1994 -- The board of directors of Tredegar Industries (NYSE:TG) today authorized a "Dutch auction" self-tender offer for up to one million shares of the company's common stock. The tender price range will be $17 to $19 per share. The offer will commence next week with the distribution of the offering materials. The offer will be subject to the terms and conditions that will be described in the offering materials.
     As of Aug. 29, Tredegar had 10,587,625 shares of common stock outstanding. The closing price for Tredegar common stock today was $16 3/8.
     Under terms of a Dutch auction offer, shareholders are given an opportunity to specify prices, within a stated price range, at which they are willing to tender their shares. Upon receipt of the tenders, the offering company will select a final price that enables it to purchase up to the stated amount of shares from those shareholders who agreed to sell at or below the company-selected price.
     Tredegar said the offer will give shareholders who are considering the sale of all or a portion of their shares an opportunity to determine the price, within a range, at which they are willing to sell. If Tredegar agrees to purchase their shares, sellers will avoid the normal transaction costs associated with market sales. The company is not making any recommendation to its shareholders regarding the tendering of shares.
     The dealer manager for the offer will be Goldman, Sachs & Co. and the information agent will be Georgeson & Co.
     Tredegar Industries is a diversified manufacturer of plastics and metal products.